Exhibit 99.1

News Release

Contact:	Media: Kevin Heine +1 212-635-1590 kevin.heine@bnymellon.com	Analysts: Izzy Dawood + 1 212-635-1850 izzy.dawood@bnymellon.com

BNY Mellon Streamlines Organization

BNY Mellon Investment Management and the Newly Formed BNY Mellon Markets Group

To Be Led By Curtis Y. Arledge

BNY Mellon Investment Services, Including Client Service Delivery and Client Technology Solutions,

To Be Led By Brian T. Shea

NEW YORK, June 24, 2014 – BNY Mellon, a global leader in investment management and investment services, announced today that it has streamlined its organization to advance the company’s position as the investments company for the world, better serve its clients and improve financial performance.

Curtis Arledge, currently Vice Chairman and CEO of Investment Management, will add to his responsibilities the oversight for a newly formed BNY Mellon Markets Group, effective immediately.The BNY Mellon Markets Group will bring together Global Markets, Global Collateral Services and Prime Services. Kurt D. Woetzel, head of Global Collateral Services, has been named President of BNY Mellon Markets Group, effective immediately, and will report to Arledge. Mitchell Harris will continue to serve as President of Investment Management and report to Arledge. Arledge continues to report to BNY Mellon Chairman and Chief Executive Officer Gerald L. Hassell.

Brian Shea, President of Investment Services, will become Vice Chairman and CEO of Investment Services, in addition to his role as Head of Client Service Delivery and Client Technology Solutions. Shea, whose appointment is also effective immediately, will report to Hassell.

Karen Peetz will continue as President of BNY Mellon, leading Global Client Management, Regional Management and Treasury Services. Peetz reports to Hassell.

“This strategic realignment is about delivering to our clients the most innovative services and solutions available in the market, effectively and efficiently,” said Hassell. “Curtis and Brian are outstanding, highly experienced leaders and I look forward to working with them to drive value for all of our stakeholders.”

Tim Keaney, Vice Chairman and CEO of Investment Services, announced he will be leaving the company to pursue other opportunities on September 30.

Brian Rogan, Vice Chairman and Chief Risk Officer, and Art Certosimo, CEO of Global Markets, announced they plan to retire at year end.

“Tim, Brian Rogan and Art have each made extraordinary contributions to our company over their careers and they have been instrumental in making BNY Mellon the global leader it is today,” said Hassell. “I am grateful for their partnership and insights, and for their help in ensuring that our realignment takes place as smoothly as possible.” Hassell noted that the company has begun a search for Rogan’s successor as Chief Risk Officer.

Curtis Arledge

Prior to joining BNY Mellon in November 2010, Arledge was the chief investment officer for fundamental fixed income portfolios at BlackRock, Inc. He joined BlackRock from Wachovia Corporation, where he was the global head of the fixed income division of the bank’s corporate and investment banking group. He spent more than a decade at Wachovia and had oversight for trading, rates, capital markets, financing and loan origination globally. Since joining the company in 2010, Arledge has successfully led the expansion of the company’s multi-boutique

News Release

investment management business, increasing assets under management from $1.1 trillion to $1.6 trillion. He is Vice Chair of the U.S. Treasury Department’s Treasury Borrowing Advisory Committee.

Brian Shea

Shea joined Pershing, a BNY Mellon company in 1983 and progressed through a series of positions of increasing responsibility, ultimately becoming CEO. During his tenure at Pershing he had significant responsibility for developing its technology and global growth strategy. Under Shea’s leadership, Pershing has developed a platform of market-leading business solutions for broker dealers and registered investment advisors. Most recently, Shea has been leading BNY Mellon’s Broker Dealer and Advisor Services Group, where he has helped oversee the company’s efforts to reduce risk in the tri-party repo market. He also leads the company’s Client Service Delivery and Client Technology Solutions teams and will continue to oversee those areas as the company transforms and integrates its processes and technology offerings to enhance client service. Shea serves on the Board of Directors of the Depository Trust & Clearing Corporation.

About BNY Mellon

BNY Mellon is a global investments company dedicated to helping its clients manage and service their financial assets throughout the investment lifecycle. Whether providing financial services for institutions, corporations or individual investors, BNY Mellon delivers informed investment management and investment services in 35 countries and more than 100 markets. As of March 31, 2014, BNY Mellon had $27.9 trillion in assets under custody and/or administration and $1.6 trillion in assets under management. BNY Mellon can act as a single point of contact for clients looking to create, trade, hold, manage, service, distribute or restructure investments. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com or follow us on Twitter @BNYMellon.

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